Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED & RESTATED ARTICLES OF INCORPORATION

OF

MEDIACO HOLDING INC.

December 13, 2019

MediaCo Holding Inc., a corporation organized and existing under the laws of the State of Indiana (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors by Article VIII of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), and pursuant to the provisions of the Indiana Business Corporation Law, said Board of Directors, at a special meeting held on December 9, 2019, adopted resolutions providing for the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation’s Series A Convertible Preferred Stock, which resolutions are as follows:

WHEREAS, the Articles of Incorporation of this Corporation provides for four classes of shares known as Class A Common Stock (“Class A Shares”), Class B Common Stock (“Class B Shares”), Class C Common Stock (“Class C Shares” and together with Class A Shares and the Class B Shares, the “Common Shares”), and preferred stock (“Preferred Stock”); and

WHEREAS, the Board of Directors of this Corporation is authorized by the Articles of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing articles of amendment pursuant to the applicable law of the State of Indiana, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

1.            Definitions.

1.1              “30-Day VWAP” means the price equal to the average of the volume-weighted average prices of the Class A Shares on the Trading Market for the last thirty (30) Trading Days prior to the date of determination; provided, that if there is no Trading Market for any such day, then the price used for such day shall be the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTCQX, OTCQB, Pink or Grey markets (in that order) operated by OTCMarkets.

1.2              “Accrued Value” means, with respect to each share of Series A Preferred Stock, the sum (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series A Preferred Stock) of (i) the Original Purchase Price plus (ii) an additional amount equal to any dividends on a share of Series A Preferred Stock which have accrued as of the date the Accrued Value is determined and have not been previously added to such Accrued Value.

1.3              “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

1.4              “Base Rate” means the interest rate on the Company Senior Debt, or if no Company Senior Debt is outstanding, six percent (6%).

1.5              “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

1.6              “Company Senior Debt” means all principal of, premium (if any), interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (i) indebtedness for borrowed money of the Corporation (including, without limitation, guarantees and other contingent obligations with respect to indebtedness for borrowed money of its Subsidiaries) of the type typically held by commercial banks, investment banks, insurance companies and other recognized lending institutions, entities and funds or subsidiaries thereof, whether now outstanding or hereafter created, incurred, assumed or guaranteed, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, of the type typically held by commercial banks, investment banks, insurance companies and other recognized lending institutions, entities and funds or subsidiaries thereof, whether now outstanding or hereafter created, incurred, assumed or guaranteed, or (iii) capital leases and similar types of financing, together with renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i), (ii), or (iii) above; provided that Company Senior Debt shall not include any of the foregoing to the extent owing to an Affiliate of the Corporation.

1.7              “Company Senior Debt Documentation” has the meaning set forth in Section 8.

1.8              “Original Purchase Price” means $100 per share of Series A Preferred Stock.

1.9              “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

1.10             “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

1.11             “Trading Day” means (a) any day on which the Class A Shares is listed or quoted and traded on its Trading Market or (b) if the Class A Shares is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Select Market (or any successor thereto).

1.12             “Trading Market” means the following market(s) or exchange(s) on which the Class A Shares is primarily listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

2.            Designation. A total of 300,000 shares of the Corporation’s Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (referred to herein as “Series A Preferred Stock”).

3.            Dividends.

3.1               Preferred Dividend. From and after the date the Series A Preferred Stock is issued (the “Issue Date”), cumulative dividends shall accrue on the Series A Preferred Stock at the annual rate (the “Rate”), equal to (a) the Base Rate, plus (b) an increase of one (1) percent on December 12, 2020 and additional increases of one (1) percent following on each anniversary thereof. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue daily from and after, but shall compound annually on each anniversary of the Issue Date whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. All such dividends shall compound and be added to the Accrued Value on each anniversary of the Issue Date, as provided in the definition of Accrued Value. Dividends shall be payable solely in additional shares of Series A Preferred Stock, which shares shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

3.2              In the event that the Board of Directors shall declare a dividend payable upon the then outstanding Common Shares (other than a stock dividend on the Common Shares payable solely in the form of additional Common Shares), the holders of the Series A Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Series A Preferred Stock may be entitled under Section 3.1 above, to receive the amount of dividends per share of Series A Preferred Stock that would be payable on the number of whole Common Shares into which each share of such Series A Preferred Stock held by each holder could be converted pursuant to the provisions of Section 6 below, such number to be determined as of the record date for the determination of holders of Common Shares entitled to receive such dividend.

4.            Liquidation, Dissolution or Winding Up.

4.1              Treatment at Liquidation, Dissolution or Winding Up.

4.1.1        In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holder of Class A Shares, Class B Shares, Class C Shares or any other class or series of Preferred Stock of the Corporation designated to be junior to the Series A Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation preference, the holders of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (“Available Assets”). The amount per share to be paid to the holders of the Series A Preferred Stock shall be an amount equal to the greater of (i) the Accrued Value of a share of Series A Preferred Stock or (ii) such amount per share of Series A Preferred Stock as would have been payable had each share of Series A Preferred Stock which is convertible into Class A Shares been so converted immediately prior to such liquidation, dissolution or winding up.

If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of shares of Series A Preferred Stock and of any other class or series of Preferred Stock on parity with the Series A Preferred Stock with respect to the liquidation preference the full amounts to which they otherwise would be entitled, the holders of Series A Preferred Stock and such other class or series of Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Preferred Stock and such other class or series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

4.1.2        After payment of all liquidation preferences to all holders of the Series A Preferred Stock, the entire remaining Available Assets, if any, shall be distributed among the holders of any other class or series of Preferred Stock of the Corporation designated to be junior to the Series A Preferred Stock and to the holders of Common Shares in such proportion and amounts as provided by the terms of the instruments governing such stock and applicable law.

4.2              Treatment of Reorganization, Consolidation, Merger or Sale of Assets. Any merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party, and any sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 4.

The foregoing provisions of this Section 4.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination in which the Corporation is the surviving corporation.

4.3              Distributions Other than Cash. Whenever the distribution provided for in this Section 4 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Shares in accordance with the liquidation amounts payable with respect to each such series and class in the same manner as if such distribution were made in cash.

5.               Voting Power. For as long as any shares of Series A Preferred Stock are outstanding, then, the affirmative vote or written consent of the holders of more than 50% of the Series A Preferred Stock then outstanding and voting as a separate class shall be necessary or effective to adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock.

6.              Conversion and Exchange Rights. The holders of the Series A Preferred Stock, shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Class A Shares:

6.1              Voluntary Conversion of Series A Preferred Stock. Subject to and in compliance with the provisions of this Section 6, on or after May 25, 2020, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Class A Shares as is determined by dividing (i) the Accrued Value of a share of Series A Preferred Stock by (ii) to the 30-Day VWAP of the Class A Shares determined as of the Conversion Date. The “Conversion Date” shall be the fifth (5th) Business Day after the date on which the holder of Series A Preferred Stock gives notice of such conversion.

6.2              Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Class A Shares issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Series A Conversion Date.” As promptly as practicable after the Series A Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Class A Shares issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 6, and cash, as provided in Section 6.4, in respect of any fraction of a share of Class A Shares issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Class A Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Shares represented thereby.

6.3              Cash in Lieu of Fractional Shares. No fractional shares of Class A Shares or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Class A Shares which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Class A Shares (as reasonably determined by the Board of Directors) at the close of business on the Series A Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares or fractional shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share or fractional share of Series A Preferred Stock being converted.

6.4              Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, within ten (10) days thereafter, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

6.5              Reservation of Class A Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Shares, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Class A Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Class A Shares to such number of shares as shall be sufficient for such purpose.

7.              Notices of Record Date. In the event of

(a)              any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

(b)             any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

(c)              any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Class A Shares (or other securities) shall be entitled to exchange their shares of Class A Shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the date specified in such notice on which action is being taken.

8.              Redemption. Unless prohibited by (i) Indiana law governing distributions to shareholders or (ii) the terms of the documentation governing the Corporation’s senior debt (the “Company Senior Debt Documentation”), shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Accrued Value per share (the “Redemption Price”), promptly (but no more than five (5) business days) after receipt by the Corporation, at any time on or after June 12, 2025, from the holders of outstanding shares of Series A Preferred Stock of written notice requesting redemption of some or all of such shares of Series A Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by (i) Indiana law governing distributions to shareholders or (ii) Company Senior Debt Documentation. If on any Redemption Date Indiana law governing distributions to shareholders or the Company Senior Debt Documentation prevent the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully be permitted to do so under such law or such Company Senior Debt Documentation, as applicable.

8.1              Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

8.2              Interest. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to ten percent (10%), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

8.3              Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

9.             Status of Converted or Repurchased Series A Preferred Stock. Any share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series A Preferred Stock, the provisions of this Designation of Series A Preferred Stock shall terminate and have no further force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be signed by on the date first written above.

MEDIACO HOLDING INC.

By:	/s/ Scott Enright
	Name:	Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Articles of Amendment]